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As filed with the Securities and Exchange Commission on May 22, 2002

Registration No. 333-87410

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GART SPORTS COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-1242802
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1050 W. Hampden Ave.
Englewood, Colorado 80110
(303) 200-5050
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

Nesa E. Hassanein, Esq.
Gart Sports Company
1050 W. Hampden Ave.
Englewood, Colorado 80110
(303) 200-5050
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

With copies to:

Anthony T. Iler, Esq. Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, California 90067 (310) 277-1010	Rohan S. Weerasinghe, Esq. Shearman & Sterling 599 Lexington Avenue New York, New York 10022 (212) 848-4000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

SEC registration fee	$13,220
NASD filing fee	14,870
Nasdaq National Market listing fee	20,125
Transfer Agent and Registrar fees	10,000
Accounting fees and expenses	100,000
Legal fees and expenses	150,000
Printing and mailing expenses	150,000
Miscellaneous	141,785

Total	$600,000

Item 15. Indemnification of Directors and Officers

        Article SEVENTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

        Article EIGHTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant:

          (a)  shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

          (b)  shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he or she is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

        Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

        Article EIGHTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        The Registrant has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Registrant.

        Each of the registration rights agreements between the Registrant and certain selling stockholders relating to the common stock requires the Registrant, on the one hand, and the applicable selling stockholders, on the other hand, under certain circumstances, to indemnify each other and their respective officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, incurred in connection with the registration of such securities.

        The underwriting agreement among the Registrant, the selling stockholders and the underwriters requires the underwriters to indemnify the Registrant and each of its directors and officers who signed this Registration Statement against liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 with respect to information provided by the underwriters.

Item 16. Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement
5.1	Opinion of Irell & Manella LLP
23.1	Consent of Irell & Manella LLP (included in Exhibit 5.1)
*23.2	Consent of Deloitte & Touche LLP
*23.3	Consent of KPMG LLP
*23.4	Consent of Grant Thornton LLP
*24.1	Power of Attorney

*
Previously filed.

Item 17. Undertakings

        (a)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)  The undersigned registrant hereby undertakes that:

          (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado, on May 20, 2002.

GART SPORTS COMPANY
By:	/s/ JOHN DOUGLAS MORTON John Douglas Morton Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN DOUGLAS MORTON John Douglas Morton	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 20, 2002
/s/ THOMAS T. HENDRICKSON Thomas T. Hendrickson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 20, 2002
* Jonathan D. Sokoloff	Director	May 20, 2002

* Jonathan A. Seiffer	Director	May 20, 2002
* Peter R. Formanek	Director	May 20, 2002
* Gordon D. Barker	Director	May 20, 2002
* Alvin N. Lubetkin	Director	May 20, 2002
* Marilyn Oshman	Director	May 20, 2002
* Larry D. Strutton	Director	May 20, 2002
*By:	/s/ JOHN DOUGLAS MORTON
John Douglas Morton (Attorney-in-fact)

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement
5.1	Opinion of Irell & Manella LLP
23.1	Consent of Irell & Manella LLP (included in Exhibit 5.1)
*23.2	Consent of Deloitte & Touche LLP
*23.3	Consent of KPMG LLP
*23.4	Consent of Grant Thornton LLP
*24.1	Power of Attorney

*
Previously filed.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX